Exhibit 99(e)

                         [On Proffitt's Letterhead]


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD OF JANUARY 31, 1996

Dear Stockholder:

    A Special Meeting of Stockholders of Proffitt's, Inc. ("Proffitt's") will be held at Proffitt's corporate offices, Midland Shopping Center, 115 North Calderwood, Alcoa, Tennessee, at 10:00 a.m. local time, on January 31, 1996 to consider and vote upon the following matters:

        (1) the Agreement and Plan of Merger, dated as of October 22, 1995 (the "Merger Agreement"), which appears as Appendix I to the accompanying Joint Proxy Statement/Prospectus, providing for the merger (the "Merger") of Baltic Merger Corporation, a wholly-owned subsidiary of Proffitt's, with and into Younkers, Inc. ("Younkers");

        (2) the issuance of shares of Proffitt's Common Stock pursuant to the Merger Agreement (the "Stock Issuance");

        (3) an amendment to Proffitt's 1994 Long-Term Incentive Plan to increase the number of shares of Proffitt's Common Stock authorized for issuance under such plan (the "Incentive Plan Amendment"); and

        (4) the transaction of such other business, if any, as may properly come before the Special Meeting or at any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS OF PROFFITT'S RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT, THE STOCK ISSUANCE AND THE INCENTIVE PLAN AMENDMENT.

    The Board of Directors of Proffitt's has fixed the close of business on December 22, 1995 as the record date for the determination of Proffitt's stockholders entitled to notice of and to vote at the Special Meeting.

    The approval of the Merger Agreement requires the affirmative vote of a majority of the votes eligible to be cast on the proposal. The approval of each of the Stock Issuance and the Incentive Plan Amendment requires the affirmative vote of a majority of the votes cast, provided a quorum is present. APPROVAL OF THE MERGER AGREEMENT, THE STOCK ISSUANCE AND THE INCENTIVE PLAN AMENDMENT ARE ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER.

    YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE, EVEN IF YOU EXPECT TO ATTEND THE MEETING. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT SPECIFYING THE MANNER IN WHICH YOU WOULD LIKE YOUR SHARES TO BE VOTED, IT WILL BE UNDERSTOOD THAT YOU WISH TO HAVE YOUR SHARES VOTED FOR THE MERGER AGREEMENT, THE STOCK ISSUANCE AND THE INCENTIVE PLAN AMENDMENT. YOU MAY REVOKE YOUR PROXY BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF PROFFITT'S A DULY EXECUTED REVOCATION, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE SPECIAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF YOUR PROXY).


                                          By order of the Board of Directors,

                                          /s/ Julia A. Bentley

                                          Julia A. Bentley
                                          Secretary


Alcoa, Tennessee
January 3, 1996




                              Proffitt's  McRAE'S
                                          -------

      Post Office Box 9388, Alcoa, TN 37701  (615)983-7000  Fax (615)981-6336